Legence Reports Third Quarter 2025 Financial Results
Record Quarterly Revenues of $708.0 Million, a 26% Increase from a Year Ago
Quarterly Adjusted EBITDA (non-GAAP) Increased 39% from Prior Year
Record Total Backlog and Awards of $3.1 Billion, 29% Increase from a Year Ago, with Robust Book-to-Bill of 1.5x
Signed Definitive Agreement to Acquire Bowers, a Premier Mechanical Contractor in the Northern Virginia/DC Metro Area for Total Consideration of $475 Million
Tuck-In Acquisitions of Engineering Firm and Mechanical Contractor Provide Cross Selling Opportunities and Access to Strategic End Markets
Total Debt and Net Debt (non-GAAP) Declines to $836 Million and $650 Million, respectively, on IPO Proceeds and Strong Cash Generation1
Establish Fourth Quarter 2025 Guidance for Revenue of $600 Million - $630 Million and Non-GAAP Adjusted EBITDA of $60 Million - $65 Million
Establish Full Year 2026 Guidance for Revenue of $2.65 Billion - $2.85 Billion and Non-GAAP Adjusted EBITDA of $295 Million - $315 Million
SAN JOSE, California – November 14, 2025 – Legence Corp. (Nasdaq: LGN) (“Legence” or the “Company”) today reported financial results for the third quarter ended September 30, 2025.
Jeff Sprau, Chief Executive Officer of Legence, commented, “I am extremely proud of our entire Legence team for the successful initial public offering, and extend my sincere gratitude to the many investors who have placed their trust and confidence with us. In our inaugural quarterly report as a public company, we are pleased to deliver exceptional results, highlighted by robust organic revenue, Adjusted EBITDA and backlog growth, fueled by strong demand for our services across key end markets. We are also delivering on our strategic commitment to reduce leverage, through a combination of debt paydown with proceeds from the IPO and operational execution that resulted in healthy cash generation. We remain optimistic about our future, as the comprehensive capabilities of our Legence team coupled with the market trends that have propelled our success to date, provide a firm basis for our positive outlook."
Third Quarter 2025 Consolidated Results:
Revenues for the third quarter of 2025 totaled $708.0 million, an increase of 26.2% from $560.8 million for the third quarter of 2024. Gross profit for the third quarter of 2025 was $148.1 million with gross margin of 20.9%, compared to gross profit of $118.5 million and gross margin of 21.1% for the third quarter of 2024. Net loss attributable to Legence for the third quarter of 2025 was $(0.6) million, or $(0.02) per diluted share, compared to a net loss of $1.1 million for the third quarter of 2024. Non-GAAP Adjusted EBITDA for the third quarter of 2025 was $88.8 million, an increase of 38.9% from $64.0 million for the third quarter of 2024. Refer to “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.
1 Adjusted EBITDA and net debt are non-GAAP financial measures. Definitions of non-GAAP financial measures and reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are included in the section titled “Non-GAAP Financial Measures.”

Legence Corp. Consolidated Results
($ in thousands)	Three Months Ended September 30,
	2025		2024		Year over Year Change
	$	%	$	%	$	%
Revenues:
Engineering & Consulting	$212,172	30.0%	$193,797	34.6%	$18,375	9.5%
Installation & Maintenance	495,834	70.0%	367,007	65.4%	128,827	35.1%
Consolidated Revenues	$708,006	100.0%	$560,804	100.0%	$147,202	26.2%

	Three Months Ended September 30,
	2025		2024		Year over Year Change
	$	% Margin	$	% Margin	$	%
Gross Profit:
Engineering & Consulting	$67,326	31.7%	$63,945	33.0%	$3,381	5.3%
Installation & Maintenance	80,733	16.3%	54,601	14.9%	$26,132	47.9%
Consolidated Gross Profit	$148,059	20.9%	$118,546	21.1%	$29,513	24.9%

Non-GAAP Adjusted EBITDA	$88,821	12.5%	$63,956	11.4%	$24,865	38.9%
Engineering & Consulting Segment Results:
Engineering & Consulting segment revenue for the third quarter of 2025 totaled $212.2 million, an increase of 9.5% from $193.8 million for the third quarter of 2024, driven by higher demand for Engineering & Design service line, primarily from state & local government and life sciences & healthcare clients, and higher demand for Program & Project Management service line, primarily from hospitality & entertainment, partially offset by lower revenue from state & local government, education, and mixed-use clients.
Engineering & Consulting segment gross profit for the third quarter of 2025 totaled $67.3 million, an increase of 5.3% from $63.9 million for the third quarter of 2024. The increase was driven by organic revenue growth, partially offset by a slightly lower gross margin. The modest decrease in gross margin was driven by a higher percentage of subcontractor expenses and lower margin for the Engineering & Design service line, primarily from life sciences & healthcare and education clients, partially offset by a modest revenue mix shift towards the Engineering & Design service line.

Engineering & Consulting Segment Results
($ in thousands)	Three Months Ended September 30,
	2025		2024		Year over Year Change
	$	%	$	%	$	%
Segment Revenues:
Engineering & Design	$110,939	52.3%	$99,712	51.5%	$11,227	11.3%
Program & Project Management	101,233	47.7%	94,085	48.5%	7,148	7.6%
Engineering & Consulting Revenues	$212,172	100.0%	$193,797	100.0%	$18,375	9.5%

	Three Months Ended September 30,
	2025		2024		Year over Year Change
	$	% Margin	$	% Margin	$	%
Engineering & Consulting Gross Profit	$67,326	31.7%	$63,945	33.0%	$3,381	5.3%
Installation & Maintenance Segment Results:

Installation & Maintenance segment revenue for the third quarter of 2025 totaled $495.8 million, an increase of 35.1% from $367.0 million for the third quarter of 2024. The increase was primarily due to greater demand in the Installation & Fabrication service line, primarily from data centers & technology as well as life sciences & healthcare clients, partially offset by lower revenue from mixed-use clients and hospitality & entertainment clients. Additionally, the revenue increase in our Maintenance & Service business was primarily due to strong demand from data centers & technology as well as life sciences & healthcare clients.
Installation & Maintenance segment gross profit for the third quarter of 2025 totaled $80.7 million, an increase of 47.9% from $54.6 million for the third quarter of 2024. The increase was primarily driven by strong revenue growth in both the Installation & Fabrication and Maintenance & Service service lines, as well as higher margins in the Installation & Fabrication service line, driven by strong project execution, partially offset by a revenue mix shift towards the Installation & Fabrication service line.

Installation & Maintenance Segment Results
($ in thousands)	Three Months Ended September 30,
	2025		2024		Year over Year Change
	$	%	$	%	$	%
Segment Revenues:
Installation & Fabrication	$408,717	82.4%	$289,428	78.9%	$119,289	41.2%
Maintenance & Service	87,117	17.6%	77,579	21.1%	9,538	12.3%
Installation & Maintenance Revenues	$495,834	100.0%	$367,007	100.0%	$128,827	35.1%

	Three Months Ended September 30,
	2025		2024		Year over Year Change
	$	% Margin	$	% Margin	$	%
Installation & Maintenance Gross Profit	$80,733	16.3%	$54,601	14.9%	$26,132	47.9%
Backlog and Awarded Contracts2
Backlog and awarded contracts totaled $3.1 billion at September 30, 2025, an increase of 29.4% from $2.4 billion at September 30, 2024. The consolidated book-to-bill ratio was 1.5x for the three month period ended September 30, 2025. Engineering & Consulting segment backlog and awarded contracts increased by 1.5% year over year, as growth in the state & local government end market was largely offset by education, data centers & technology and mixed-use end markets. Installation & Maintenance segment backlog and awarded contracts increased by 45.9% year over year, primarily driven by new projects within the data center & technology and life science & healthcare end markets, partially offset by the education end market.

Backlog and Awarded Contracts
($ in thousands)

	As of September 30,		Year over Year Change
	2025	2024	$	%
Engineering & Consulting	$894,734	$881,469	$13,265	1.5%
Installation & Maintenance	2,170,714	1,488,102	682,612	45.9%
Total Backlog and Awarded Contracts	$3,065,448	$2,369,571	$695,877	29.4%

Book-to-bill ratio for the three months ended
September 30	1.5x	1.3x

Book-to-bill ratio for the nine months ended
September 30	1.3x	1.4x
2 See “Backlog and Awarded Contracts and Book-to-Bill Ratio” for more information.

Acquisitions
On October 1, 2025, Legence completed the acquisitions of Arizona Pinnacle Engineering, LLC. (“AZPE”) and Innovative Mechanical & Design, LLC (“IMD”). AZPE, founded in 2000, is a Phoenix, Arizona-based MEP engineering firm providing expertise to the data center and industrial markets, along with other mission critical end markets. IMD, founded in 2016, is a Colorado-based mechanical contractor primarily serving the healthcare, industrial and education end markets in the Mountain West region. Combined revenues from AZPE and IMD for the full calendar year 2025, including the period prior to the acquisition by the Company, are estimated to be approximately $25 million. Total consideration for IMD and AZPE was approximately $22 million, of which approximately 21% was paid in equity.
Jeff Sprau, Chief Executive Officer of Legence, commented, “Legence is thrilled to welcome both Arizona Pinnacle Engineering and Innovative Mechanical & Design to our growing platform. AZPE has established itself as a well-respected, specialized engineering firm in the Phoenix, Arizona area that has successfully partnered with our Installation & Maintenance business on past projects. IMD expands our capabilities in the attractive Colorado and surrounding region marketplace, adds to our healthcare and education client base, and offers an additional area to expand our fabrication capacity. Both companies are examples of our thoughtful M&A strategy, offering strategic and cultural fit, strong returns and clear cross-selling opportunities."
Additionally, the Company today announced that it has entered into a definitive agreement to acquire The Bowers Group, Inc. (“Bowers”), a premier mechanical contractor headquartered in Beltsville, Maryland. Bowers specializes in providing comprehensive mechanical and plumbing solutions for complex building systems, serving a broad customer base primarily in the Northern Virginia and DC Metro region. Information about the transaction can be found on the Company’s investor relations website: https://investors.wearelegence.com/.
Balance Sheet
Upon successful completion of the Company’s initial public offering ("IPO"), including the partial exercise of the over-allotment option, Legence applied net proceeds of $780.2 million, after deducting underwriting discounts and commissions, to pay down a portion of our outstanding term loan facility. As a result, net debt as of September 30, 2025 was approximately $650 million and net leverage was 2.4 times, based on non-GAAP Adjusted EBITDA for the last 12 months ended September 30, 2025. See "Non-GAAP Financial Measures" for information regarding net debt and net leverage. As previously disclosed, on October 30, 2025, we entered into an amendment to our existing credit agreement, extending the maturity date of the term loan facility by three years to December 16, 2031 and reducing the applicable interest rate to Secured Overnight Financing Rate (SOFR) by 25 basis points. We also amended our revolving credit facility to increase the aggregate commitment amount to $200.0 million, extend the maturity date by approximately four years to September 22, 2030, and conform the interest rate applicable to the revolving credit facility to that of the term loan credit facility.
Guidance
Legence announces the following guidance for the fourth quarter of 2025:
•Total revenues of $600 million to $630 million; and
•Non-GAAP adjusted EBITDA of $60 million to $65 million.
Legence announces the following guidance for full year 2026:
•Total revenues of $2.65 billion to $2.85 billion; and
•Non-GAAP Adjusted EBITDA of $295 million to $315 million.
The guidance provided reflects Legence’s current operations and excludes any effect from the announced acquisition of Bowers, which is expected to close in the first quarter of 2026, pending customary closing conditions and regulatory approval. Information about the transaction, including separate guidance for Bowers, can be found on the Company’s investor relations website: https://investors.wearelegence.com/.
Conference Call
Legence will host a webcast and conference call to discuss its financial results on November 14, 2025 at 10:00 a.m. (Eastern Time). The webcast link to the call and the slide presentation to accompany the call remarks can be accessed on the Company’s website at https://investors.wearelegence.com/. A replay of the webcast can be accessed through the same webcast link on the Company’s website shortly after the call and will be available through December 14, 2025.
About Legence
Legence is a leading provider of engineering, consulting, installation, and maintenance services for mission-critical systems in buildings. The Company specializes in designing, fabricating, and installing complex HVAC, process piping, and other mechanical, electrical and plumbing (MEP) systems—enhancing energy efficiency, reliability, and sustainability in new and existing facilities. Legence also delivers long-term performance through strategic upgrades and holistic solutions. Serving some of the world’s most technically demanding sectors, Legence counts over 60% of the Nasdaq-100 Index among its clients.
Forward Looking Statements
Certain statements contained in this press release constitute “forward-looking statements.” All statements, other than statements of historical fact included in this press release regarding our strategy, future operations, financial position and guidance, estimated revenues and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements are not historical facts but rather are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and it is possible that the results described in this press release will not be achieved. Such statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, changes to economic and regulatory conditions and other trends in the markets in which we operate; our ability to compete effectively in our target markets; the business plans or financial condition of our customers; the regulations related to environmental, health and safety matters; the ability to receive necessary government permits and approvals; the future availability and price of materials and equipment necessary for the performance of our business; the risks associated with inflation, interest rates, recessionary economic conditions and commodity prices; the fact that we outsource various elements of the services we sell and use materials and equipment produced by third parties; our clients’ reliance on third party financing; the recognition of all revenues from our backlog and awarded contracts; our receipt of all payments anticipated under awarded projects and customer contracts; the maintenance of safe work sites and equipment; restrictions imposed by our existing and any future indebtedness; our exposure to costs and liabilities under environmental, health and safety laws; misconduct and errors by employees, subcontractors, partners or third party service providers; and the other risks described under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our final prospectus, dated September 11, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, on September 15, 2025 (the "Prospectus"), in connection with our IPO. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Prospectus and in the Company’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements.
Contact
Media: media@wearelegence.com
Investor Relations: ir@wearelegence.com

Legence Corp.
Condensed Consolidated Statements of Operations
(In thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$708,006	$560,804	$1,812,849	$1,550,387
Cost of revenue	559,947	442,258	1,424,412	1,232,561
Gross profit	148,059	118,546	388,437	317,826

Selling, general and administrative	85,887	67,199	227,814	179,848
Depreciation and amortization	24,183	25,475	75,619	70,738
Acquisition-related costs	795	154	971	5,593
Loss (gain) on sale of property and equipment	21	—	(199)	—
Equity in earnings of joint venture	(24)	(1,233)	(848)	(3,131)
Income from operations	37,197	26,951	85,080	64,778

Other expense (income):
Interest expense (including $3,312 and $3,368 for the three months in 2025 and 2024, respectively, and $11,776 and $9,963 for the nine months in 2025 and 2024, respectively, from related parties)	28,183	23,707	88,228	65,392
Interest income	(1,069)	(523)	(2,588)	(4,356)
Loss on debt extinguishment	5,685	—	5,685	—
Credit agreement amendment fees	64	—	2,990	4,119
Other income, net	(123)	(121)	(268)	(434)
Total other expense, net	32,740	23,063	94,047	64,721
Income (loss) before income tax	4,457	3,888	(8,967)	57

Income tax expense	4,078	4,564	13,662	9,500
Net income (loss)	379	(676)	(22,629)	(9,443)
Net income attributable to noncontrolling interests	955	407	4,430	407
Net loss attributable to Legence	$(576)	$(1,083)	$(27,059)	$(9,850)

	Period from September 12, 2025 to September 30, 2025		Period from September 12, 2025 to September 30, 2025
Net loss per Class A Common Stock—basic and diluted	$(0.02)		$(0.02)
Weighted-average Class A Common Stock outstanding—basic and diluted	58,511		58,511

Legence Corp.
Condensed Consolidated Balance Sheets
(In thousands) (Unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$176,034	$81,167
Accounts receivable, net	588,433	448,610
Contract assets, net	234,302	188,132
Prepaid expenses and other current assets	39,038	38,506
Total current assets	1,037,807	756,415
Property and equipment, net of accumulated depreciation of $92,084 and $70,676 as of September 30, 2025 and December 31, 2024, respectively	81,094	73,381
Operating lease right-of-use assets (including $20,705 and $23,375 as of September 30, 2025 and December 31, 2024, respectively, from related parties)	106,469	90,922
Goodwill	782,931	781,194
Intangible assets, net	562,361	624,250
Other assets	29,607	26,338
Total assets	$2,600,269	$2,352,500
Liabilities and Equity
Current liabilities:
Accounts payable	$224,256	$126,502
Accrued compensation and benefits	89,832	54,601
Accrued and other current liabilities	25,659	28,490
Contract liabilities	285,894	164,130
Current portion of operating lease liabilities (including $3,906 and $3,654 as of September 30, 2025 and December 31, 2024, respectively, from related parties)	18,051	14,402
Current portion of long-term debt	16,301	22,984
Total current liabilities	659,993	411,109
Long-term debt, net of current portion (including $87,486 and $211,039 as of September 30, 2025 and December 31, 2024, respectively, from related parties)	812,628	1,585,846
Operating lease liabilities, net of current portion (including $17,997 and $20,960 as of September 30, 2025 and December 31, 2024, respectively, from related parties)	94,568	80,669
Tax receivable agreement liability - related party	146,474	—
Deferred tax liabilities, net	41,543	35,428
Other long-term liabilities	17,590	35,856
Total liabilities	1,772,796	2,148,908
Commitments and contingencies
Stockholders' equity / Member's equity
Member's equity	—	443,738
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding as of September 30, 2025	—	—
Class A common stock $0.01 par value, 1,000,000,000 shares authorized, 58,510,567 shares issued and outstanding as of September 30, 2025	585	—
Class B common stock $0.01 par value, 200,000,000 shares authorized, 46,680,762 shares issued and outstanding as of September 30, 2025	467	—
Additional paid-in capital	664,299	—
Accumulated deficit	(277,228)	(250,169)
Accumulated other comprehensive (loss) income	(248)	9,111
Total Legence stockholders' equity / Member's equity	387,875	202,680
Noncontrolling interests	439,598	912
Total stockholders' equity / Member's equity	827,473	203,592
Total liabilities and stockholders' equity / Member's equity	$2,600,269	$2,352,500

Legence Corp.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(22,629)	$(9,443)
Adjustments to reconcile net loss to cash provided by operating activities:
Amortization of intangible assets	61,888	59,506
Depreciation of property and equipment	23,723	21,481
Amortization of debt issuance costs and discounts	3,007	3,665
Stock-based compensation	21,881	8,726
Deferred taxes	6,378	(4,616)
Equity in earnings of joint venture	(848)	(3,131)
Return on investment in joint venture	500	—
Operating lease right-of-use asset lease expense	12,959	9,332
Loss on debt extinguishment	5,685	—
Other	148	3,320
Changes in operating assets and liabilities:
Accounts receivable, net	(139,448)	14,518
Contract assets	(46,182)	(48,115)
Prepaid expenses and other current assets	1,198	(258)
Accounts payable	94,542	9,904
Accrued compensation and benefits	34,355	21,183
Accrued and other current liabilities	(4,110)	(35,799)
Contract liabilities	120,027	(20,855)
Operating lease liabilities, current and long-term	(10,727)	(7,527)
Other long-term assets and liabilities	(223)	1,338
Cash provided by operating activities	162,124	23,229

Cash flows from investing activities:
Purchases of property and equipment	(24,734)	(12,776)
Consideration paid for acquisitions, net of cash acquired	(453)	(220,115)
Proceeds from sale of property and equipment	226	191
Cash used in investing activities	(24,961)	(232,700)

Cash flows from financing activities:
Term loan borrowings (including $2,495 and $38,500 in 2025 and 2024, respectively, from related parties)	2,495	250,000
Term loan payments (including $74,826 in 2025 to related parties)	(795,073)	(9,572)
Notes payable payments	(6,102)	(3,990)
Finance lease payments	(2,694)	(1,798)
Cash distributions to Legence Parent	—	(1,662)
Cash contributions from Legence Parent	—	400
Proceeds from IPO, net of discounts	780,243	—
Debt issuance costs	—	(1,091)
Payments of contingent consideration (including ($20,663) in 2024 from related parties)	—	(32,429)
Payments for deferred offering costs	(21,165)	—
Cash (used in) provided by financing activities	(42,296)	199,858
Increase (decrease) in cash and cash equivalents	94,867	(9,613)
Cash and cash equivalents, beginning of period	81,167	88,920
Cash and cash equivalents, end of period	$176,034	$79,307

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
In addition, this press release includes certain projections of the non-GAAP financial measure Adjusted EBITDA. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included.
Net Debt
Net debt includes total balance sheet debt, excluding finance lease liabilities, less cash and cash equivalents. The Company believes this non-GAAP measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis.
Adjusted EBITDA
Adjusted EBITDA is a financial measure not presented in accordance with GAAP but is intended to provide useful and supplemental information to investors and analysts as they evaluate our performance. EBITDA is defined as earnings before interest and other financing expenses, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude goodwill impairment, net loss on sale and disposition of property and equipment, changes in the fair value of contingent consideration liabilities, acquisition and integration costs, system deployment costs, strategic initiative costs, stock-based compensation expense, profits from an accelerated project sale, credit agreement amendment fees and litigation settlements. Adjusted EBITDA should not be considered an alternative to net loss that is derived in accordance with GAAP. Management believes that the exclusion of the above-described items from net loss in the presentation of the non-GAAP measure identified above enables us and our investors to more effectively evaluate our operations period over period and to identify operating trends that might not be apparent due to, among other reasons, the variable nature of these items, both in value and frequency, period over period. In addition, management believes this measure may be useful for investors in comparing our operating results with those of other companies.
Our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies, have limitations as analytical tools and should not be considered in isolation, or substitutes for analysis of our operating results as reported under GAAP. Additionally, we do not consider our non-GAAP financial measures superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP.
The following table provides a reconciliation of our net loss, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA for the periods presented herein (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss)	$379	$(676)	$(22,629)	$(9,443)
Interest expense	28,183	23,707	88,228	65,392
Interest income	(1,069)	(523)	(2,588)	(4,356)
Income tax expense	4,078	4,564	13,662	9,500
Depreciation and amortization	27,490	28,666	85,611	80,987
Credit agreement amendment fees(1)	64	—	2,990	4,119
Net loss (gain) on sale and disposition of property and equipment	21	(118)	(199)	(299)
Loss on debt extinguishment	5,685	—	5,685	—
Acquisition and integration costs(2)	1,169	881	2,935	7,069
System deployment costs(3)	—	1,393	2,140	3,909
Strategic initiative costs(4)	4,181	2,022	14,128	7,233
Stock-based compensation expense	18,640	4,040	21,881	8,726
Adjusted EBITDA	$88,821	$63,956	$211,844	$172,837
Net income (loss) margin	0.1%	(0.1)%	(1.2)%	(0.6)%
Adjusted EBITDA margin	12.5%	11.4%	11.7%	11.1%

(1)Represents costs incurred in connection with our debt refinancings in each of the periods presented.
(2)For the three months ended September 30, 2025 and 2024, the figures include $0.8 million and $0.2 million, respectively, of acquisition costs recorded in acquisition-related costs and $0.4 million and $0.7 million, respectively, of acquisition integration costs recorded in selling, general and administrative costs in the Consolidated Condensed Statement of Operations. For the nine months ended September 30, 2025 and 2024, the figures include $1.0 million and $5.6 million, respectively, of acquisition costs recorded in acquisition-related costs and $1.9 million and $1.5 million, respectively, of acquisition integration costs recorded in selling, general and administrative costs in the Consolidated Condensed Statement of Operations.
(3)Represents consulting and initial upfront costs associated with implementing and optimizing certain enterprise resource planning systems, including IFS, Onestream and Ceridian Dayforce.
(4)Represents (i) consulting costs associated with rebranding efforts in connection with our name change to Legence that we do not expect to recur in the future, (ii) upfront consulting and out-of-pocket costs related to developing and launching the cross-selling framework amongst our brands, many of which were more recently acquired and integrated into the Legence brand, (iii) consulting and legal fees associated with education and marketing efforts for our clients with respect to utilizing certain government incentive programs and (iv) consulting, legal, accounting, and other expenses in connection with non-recurring extraordinary company transactions, including fees related to our IPO that did not meet the requirements to be deferred issuance costs.

Backlog and Awarded Contracts and Book-to-Bill Ratio
We also track backlog and awarded contracts and our book-to-bill ratio. We believe that backlog and awarded contracts and book-to-bill ratio enable us to more effectively forecast our future results and working capital needs, as well as better identify future operating trends that may not otherwise be apparent. Backlog represents, as of any date of determination, the expected revenue values of the remaining performance obligations under our contracted fixed-price projects. Awarded contracts represents, as of any date of determination, the expected revenue values of projects awarded to us following a request for proposals but for which a formal contract has not yet been signed. We calculate our book-to-bill ratio by taking our additions to backlog and awarded contracts, excluding additions that were attained through acquisition, for the period, and dividing it by revenue from fixed-price contracts for the same period. Given that backlog and awarded contracts and book-to-bill ratio are operational measures and that our methodology for calculating each such measure does not meet the definition of a non-GAAP financial measure, as that term is defined by the SEC, a quantitative reconciliation for each is not required nor provided.